LIMITED POWER OF ATTORNEY


The Undersigned, Michael F. Price, residing at 1180 Larger Cross Road, P.O. Box 434, Far Hill, New Jersey 07931, hereby grants to Leslie B. Daniels of CAI Advisors & Co., 767 Fifth Avenue, 5th Floor, New York, New York 10153 ("Daniels"), this Limited Power of Attorney to execute and file on behalf of the Undersigned with the United States Securities and Exchange Commission a Schedule 13D statement substantially in the form attached. The authority granted to Daniels hereunder is strictly limited to the matters set forth herein and shall not be construed to authorize Daniels to take any other action in the name of or on behalf of the Undersigned.

Granted this 9th day of January 1998.


/s/ MICHAEL F. PRICE
Michael F. Price